SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


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                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):              July 16, 1997
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                            Merrill Lynch & Co., Inc.
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               (Exact Name of Registrant as Specified in Charter)

         Delaware                    1-7182                  13-2740599
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     (State or Other              (Commission             (I.R.S. Employer
     Jurisdiction of              File Number)           Identification No.)
     Incorporation)

World Financial Center, North Tower, New York, New York          10281-1332
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(Address of Principal Executive Offices)                         (Zip Code)

Registrant's telephone number, including area code:            (212) 449-1000
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________________________________________________________________________________
        (Former Name or Former Address, if Changed Since Last Report.)

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Item 5. Other Events
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Filed herewith is the Preliminary Unaudited Earnings Summary, as contained in a press release dated July 15, 1997, for Merrill Lynch & Co., Inc. ("ML & Co.") for the three- and six-month periods ended June 27, 1997. The results of operations set forth therein for such periods are unaudited. All adjustments, consisting only of normal recurring accruals, that are in the opinion of management, necessary for a fair presentation of the results of operations for the periods presented have been included. The nature of ML & Co.'s business is such that the results for any interim period are not necessarily indicative of the results for a full year.

ML & Co. reported on July 15, 1997 the highest quarterly net earnings in its history. Second quarter 1997 earnings were $481 million, 11% above the 1996 second quarter and 3% above the previous record of $465 million in the 1997 first quarter.

Earnings per common share were $1.24 primary and $1.23 fully diluted in the 1997 second quarter. Primary and fully diluted earnings per common share were $1.09 in the 1996 second quarter and $1.17 in the 1997 first quarter, restated on a post-split basis. Return on average common equity approximated 28.5% for the 1997 second quarter, compared with 29.2% in the 1996 second quarter and 28.3% in the 1997 first quarter.

2nd Quarter Revenues

Net revenues rose 17% from the 1996 second quarter to a record $4.0 billion with increases in all revenue categories. Quarterly revenue records were achieved in principal transactions, investment banking, and asset management and portfolio service fees.

Commission revenues were $1.1 billion, up 11% from the 1996 second quarter due primarily to increases in global listed securities volume. Principal transactions revenues rose 27% from a year ago to $1.2 billion, primarily attributable to higher revenues from equities and equity derivatives, fixed-income products, and interest rate and currency swaps. Non-U.S. trading revenues continued to be strong, accounting for approximately 42% of total principal transactions revenues.

Investment banking revenues increased 8% to $625 million, due to record strategic services revenues related to mergers and acquisitions. Underwriting revenues were down slightly from record levels in second quarter 1996, particularly for equity underwriting.

Asset management and portfolio service fees were $670 million, up 21% from the 1996 second quarter. Continued growth in asset management and other fee-based products, such as Merrill Lynch Consults(Registered Trademark), Asset Power (Registered Trademark), and Mutual Fund Advisor(Service Mark), contributed to the increase.


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Other revenues were up 13% from a year ago to $157 million. Net interest profit increased 24% to $286 million.

2nd Quarter Expenses

Non-interest expenses increased 19% from the 1996 second quarter to $3.2 billion. The largest expense category, compensation and benefits, was up 15% to $2.0 billion due mainly to higher incentive compensation tied to profitability and to increased headcount. Compensation and benefits expense improved to 50.5% of net revenues in the 1997 second quarter versus 51.5% in the comparable 1996 quarter.

Facilities-related costs, which include communications and equipment rental, occupancy, and depreciation and amortization, rose 15% in the aggregate to $402 million as increased business volumes, continued emphasis on technology initiatives, and expansion of facilities worldwide led to higher costs.

Professional fees increased 41% to $197 million, primarily due to higher management and systems consulting costs related to various strategic market development and technology projects. Advertising and market development expense was up 25% to $156 million, due in part to increased international travel. Brokerage, clearing, and exchange fees rose 11% to $112 million due to higher global securities trading volume. Other expenses were up 37% to $312 million. The increase was attributable to provisions for various business activities, including $30 million for a settlement with the Orange County District Attorney's office and $45 million for certain client claims arising in Asia.

The 1997 second quarter effective tax rate was 37.0%, compared with 37.9% a year ago.

Preferred stockholders' equity, common stockholders' equity, long-term borrowings, preferred securities issued by subsidiaries, and book value per common share as of June 27, 1997 were approximately $.4 billion, $6.9 billion, $34.0 billion, $.6 billion, and $20.85, respectively.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits
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      (c)   Exhibits.

            (99)  Additional Exhibits

                  (i) Preliminary Unaudited Earnings Summary for the three- and six-month periods ended June 27, 1997.


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                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                                 MERRILL LYNCH & CO., INC.
                                              ----------------------------------
                                                        (Registrant)




                                              By:    /s/ Joseph T. Willett
                                                    ----------------------------
                                                         Joseph T. Willett
                                                         Senior Vice President
                                                         Chief Financial Officer


Date:  July 16, 1997


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                                  EXHIBIT INDEX



Exhibit No.        Description                                              Page
-----------        -----------                                              ----

(99)               Additional Exhibits
                   (i) Preliminary Unaudited Earnings Summary for the       6-7
                       three- and six-month periods ended June 27, 1997.


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